For the fiscal year ended (a) 7/31/95 File number (c) 811-7064

                         SUB-ITEM 77 D EXHIBITS

          Policies with respect to security investment

     On August 24, 1995 the Trustees approved amended Rule 10f-3 and Rule 17e-1 procedures to permit the Trust to engage in certain portfolio transactions with entities that are first or second-tier affi liates of the subadviser of another portfolio.
































N-SAR:paf\0995.77d